Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2026, relating to the financial statements of Precision BioSciences, Inc. appearing in the Annual Report on Form 10-K of Precision BioSciences, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
August 7, 2026